Exhibit 99.1

Financial Statements

Tower Cloud, Inc.

June 30, 2016 and 2015

Tower Cloud, Inc.

The accompanying notes are an integral part of these financial statements.

Tower Cloud, Inc.	3

Balance sheets

	June 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,067,157	$11,268,760
Trade accounts receivable, net of allowance for doubtful accounts of $75,017 at June 30, 2016 and $88,340 at December 31, 2015	3,706,658	3,381,527
Prepaid expenses and other receivables	3,122,181	4,831,324
Total current assets	12,895,996	19,481,611
Materials and supplies, net	11,079,046	8,460,204
Construction work in progress	15,697,658	4,240,457
Property and equipment, net	122,734,748	119,903,715
Deposits	315,321	323,271
Other assets	1,121,430	1,482,550
Total assets	$163,844,199	$153,891,808
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders' Deficit
Current liabilities:
Accounts payable	$3,254,180	$2,337,664
Accrued expenses	5,077,703	3,459,799
Current portion of capital lease obligations	593,862	543,128
Current portion of deferred revenue	489,373	541,142
Current portion of deferred gain	225,758	-
Total current liabilities	9,640,876	6,881,733
Long-term liabilities:
Deferred revenues, net of current portion	21,542,271	20,636,459
Deferred gain, net of current portion	4,289,411	-
Long-term debt, net of current portion	64,678,196	57,178,196
Obligations under capital leases, net of current portion	6,247,933	6,558,156
Asset retirement obligations	2,373,060	2,219,517
Total long-term liabilities	99,130,871	86,592,328
Redeemable convertible preferred stock, $0.0001 par value, 330,000,000 shares authorized at June 30, 2016 and December 31, 2015:
Series A, 245,000,000 shares designated and 237,795,858 shares issued at June 30, 2016 and December 31, 2015	108,851,299	106,584,078
Series B, 85,000,000 shares designated and 76,638,875 shares issued at June 30, 2016, and at December 31, 2015	44,457,693	42,606,297
Warrants, 3,170,975 outstanding at June 30, 2016 and at December 31, 2015	860,995	487,388
Stockholders' deficit:
Common stock, $0.0001 par value, 370,000,000 shares authorized and 2,013,007 shares issued at June 30, 2016, and 370,000,000 shares authorized and 1,987,293 shares issued at December 31, 2015	201	198
Accumulated deficit	(99,097,736)	(89,260,214)
Total stockholders' deficit	(99,097,535)	(89,260,016)
Total liabilities, redeemable convertible preferred stock, and stockholders' deficit	$163,844,199	$153,891,808

The accompanying notes are an integral part of these financial statements.

Tower Cloud, Inc.	4

Statements of operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Service revenues	$10,623,506	$10,442,234	$20,794,163	$19,750,305
Cost of service revenues	5,118,658	4,629,328	10,014,182	9,414,338
Depreciation, amortization and accretion-COS	4,896,062	4,493,626	9,679,960	8,827,053
Gross operating margin	608,786	1,319,280	1,100,021	1,508,914
General and administrative expenses	3,052,230	1,563,332	4,967,390	3,849,125
Loss on impairment of assets	-	-	-	1,306,902
Depreciation-SGA	76,312	71,079	150,814	144,107
Loss from operations	(2,519,756)	(315,131)	(4,018,183)	(3,791,220)
Other income (expense):
Interest income	822	3,485	1,644	8,231
Interest expense	(1,300,170)	(1,061,643)	(2,367,678)	(2,075,093)
Net other income (expense)	(1,299,348)	(1,058,158)	(2,366,034)	(2,066,862)
Net loss before Income tax	$(3,819,104)	$(1,373,289)	$(6,384,217)	$(5,858,082)
Income tax	-	-	-	-
Net loss	$(3,819,104)	$(1,373,289)	$(6,384,217)	$(5,858,082)

The accompanying notes are an integral part of these financial statements.

Tower Cloud, Inc.	5

Statement of changes in stockholders’ deficit

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders
	Shares	Amount	Capital	Deficit	Deficit
Balance at January 1, 2015	1,942,515	194	-	(72,342,781)	(72,342,587)
Exercise of stock options	44,778	4	4,026	-	4,030
Stock-based compensation charges	-	-	140,811	-	140,811
Dividend accrual on preferred stock	-	-	(144,837)	(6,852,559)	(6,997,396)
Net loss	-	-	-	(10,064,874)	(10,064,874)
Balance at December 31, 2015	1,987,293	$198	$-	$(89,260,214)	$(89,260,016)
Exercise of stock options	25,714	$3	$2,326	$-	$2,329
Stock-based compensation charges	-	-	71,919	-	71,919
Dividend accrual on preferred stock	-	-	(74,245)	(3,453,305)	(3,527,550)
Net loss	-	-	-	(6,384,217)	(6,384,217)
Balance at June 30, 2016 (unaudited)	2,013,007	$201	$-	$(99,097,736)	$(99,097,535)

The accompanying notes are an integral part of these financial statements.

Tower Cloud, Inc.	6

Statements of cash flows

	Six Months Ended June 30,
	2016	2015
	(Unaudited)
Cash flows from operating activities:
Net loss	$(6,384,217)	$(5,858,082)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	9,830,774	8,971,160
Straight-line rent amortization	(11,563)	(14,128)
Non-cash stock-based compensation expense	662,986	155,135
Loss on impairment or sale of assets	-	1,306,902
Allowance for doubtful accounts	-	2,236
Amortization of debt discount	157,799	146,765
Net changes in operating assets and liabilities:
Trade accounts receivable	(325,131)	(1,059,097)
Prepaid expenses and other receivables	1,551,344	(1,121,348)
Other assets	302,380	351,035
Accounts payable and accrued expenses	2,542,073	580,281
Deferred revenues	854,044	358,079
Net cash provided by operating activities	9,180,489	3,818,938
Cash flows from investing activities:
Purchases of property and equipment	(21,391,066)	(7,977,534)
Proceeds from sale of property	2,003,419	-
Purchases of materials and supplies	(2,618,842)	(730,010)
Deposits	7,950	(191,340)
Repayments on note receivable	-	72,559
Net cash used in investing activities	(21,998,539)	(8,826,325)
Cash flows from financing activities:
Proceeds from long-term debt, net	7,500,000	4,500,000
Stock based compensation	373,607	-
Proceeds from exercise of stock options	2,329	4,030
Repayments of capital lease obligations	(259,489)	(217,544)
Net cash (used in)/provided by financing activities	7,616,447	4,286,486
Change in cash and cash equivalents	(5,201,603)	(720,901)
Cash and cash equivalents, beginning of the period	11,268,760	4,806,051
Cash and cash equivalents, end of the period	$6,067,157	$4,085,150
Supplemental disclosure:
Acquisition of property and equipment by capital lease	$208,826	$115,080
Non-cash acquisition of property and equipment	$2,511,751	$-
Cash paid for interest	$1,453,279	$1,558,371
Dividend on preferred stock	$3,527,551	$3,446,886

The accompanying notes are an integral part of these financial statements.

Tower Cloud, Inc.	7

Notes to financial statements

The accompanying unaudited financial statements have been prepared by Tower Cloud, Inc. (the “Company”), pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such SEC rules and regulations; nevertheless, the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements and the notes attached hereto should be read in conjunction with the financial statements and notes included in the Company’s 2015 Audited Financial Statements. In the opinion of management of the Company, all adjustments, including normal recurring adjustments necessary to present fairly the financial position of Tower Cloud, Inc. as of June 30, 2016 and the results of its operations for the three month and six months periods then ended, have been included. The results of operations for the three and six months periods ended June 30, 2016 are not necessarily indicative of the results for the full year ending December 31, 2016.

Note 1 – Nature of Business

Tower Cloud, Inc. (the “Company”), a Delaware corporation, is a facilities-based provider of high capacity broadband transport and backhaul services. The Company offers lit broadband and dark fiber services to wireless carriers, large enterprise and wholesale customers. As of June 30, 2016, the Company provided services in major metro and rural markets in Georgia, Florida, Alabama and South Carolina. Tower Cloud is a privately held company that was formed in April 2006.

On June 20, 2016, Communications Sales & Leasing, Inc. entered into a definitive agreement to acquire the Company for $230 million in cash and stock. Under the terms of the agreement, the Company’s shareholders will receive initial consideration of $230 million, subject to customary closing adjustments. In addition, the Company’s shareholders may receive additional consideration with a maximum range of $133-$144 million upon the Company’s achieving certain defined operational and financial milestones. The transaction is subject to regulatory approvals and other customary terms and conditions and is expected to close in the second half of 2016. For the three and six months ended June 30, 2016, $1.0 million of legal and other expenses related to the pending transaction were included in general and administrative expenses.

Note 2 – Summary of Significant Accounting Policies and Basis of Presentation

The accompanying financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States (“GAAP”). There have been no changes to the Company’s significant accounting policies described in the audited financial statements for the year ended December 31, 2015.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Critical accounting estimates include: (i) useful life  assignments  and  impairment  evaluations  associated  with  long-lived assets, (ii) asset retirement obligations,

(iii) valuation of stock-based awards, (iv) establishment of valuation allowances associated with deferred tax assets, and (v) valuation of fiber sold and leased back in relation to transaction disclosed in Note 6 – Fiber Sale and Capital Leaseback.

Accounting for Stock-Based Compensation

The Company recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the award or, in the case of certain awards for which vesting is contingent upon Company performance, compensation expense is recorded over the period required for anticipated achievement of the performance objective.  For stock option grants, the Company determined the fair value of each stock option at the grant date

Tower Cloud, Inc.	8
Notes to financial statements

using the Black-Scholes option valuation model. Generally, the Company’s stock options vest over a four-year period, with one fourth of the shares vesting on the first anniversary of the grant date, and the remaining three fourths of the shares vesting ratably over the remaining three years. The options have a contractual term of ten years. Expected volatilities are calculated based on the historical volatilities of similar public companies in the telecommunications industry. The expected term of the options is based on management’s estimate of the period that the options granted are expected to be outstanding. The risk-free interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of the grant. For grants of restricted stock, the Company determined the fair value of the shares granted based upon the expected consideration due pursuant to the terms of the pending transaction with Communications Sales & Leasing discussed in Note 1.

Income Taxes

The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. For the three months and six months ended June 30, 2016, there was no change in recognition or measurement of uncertain tax positions, and therefore no recognition of a tax benefit or additional provision. No provision or benefit for income taxes was recorded for the three months or six months ended June 30, 2016 due to the accumulation of net operating losses since the Company’s inception and the present inability to recognize the potential benefits of the associated net operating loss (NOL) carryforwards.

Debt Issuance Costs

In connection with the Credit Agreement (and subsequent amendments thereto), and the various Notes offerings, the Company incurred debt issuance costs of $973,523. These costs are being amortized to interest expense over the term of the underlying debt instrument, unless extinguished earlier, at which time the related unamortized costs are to be immediately expensed.

The balance of debt issuance costs as of June 30, 2016 and December 31, 2015 was $488,195 and $604,894, net of accumulated amortization of $485,328 and $327,532, respectively. Interest expense associated with the amortization of debt issuance costs was $78,900 and $157,796 for the three months and six months ended June 30, 2016, respectively and $76,026 and $146,765 for the three months and six months ended June 30, 2015, respectively. The debt issuance costs include the unamortized fair value of warrants issued of $15,681 and $17,919 as of June 30, 2016 and December 31, 2015, respectively.

Trade Accounts Receivable

Trade accounts receivable consist of amounts billed to customers for broadband transport and backhaul services, generally on a monthly basis. Based on a review of the aging of receivables, an allowance for doubtful accounts has been established with respect to those amounts that have been determined to be doubtful of collection based on invoice due dates. Actual collection losses may differ from the estimates. Accounts receivable balances are written off against the allowance for doubtful accounts after all efforts to collect them have been exhausted and the potential for recovery is considered remote. The Company recognized no bad debt expense for the three months and six months ending June 30, 2016. The balance of the allowance for doubtful accounts as of June 30, 2016 was $75,017 compared to the balance on December 31, 2015 of $88,340. The variance of $13,323 represents the write off of a fully reserved customer account due to lack of payment. The customer’s service was terminated in early June 2016.

Impairment of Long-Lived Assets

The Company periodically evaluates the fair value and future benefits of its long-lived assets whenever events or changes in circumstances indicate the carrying value may not be recoverable. Property, equipment, and intangible assets are analyzed and measured for impairment whenever the estimated undiscounted future net cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less

Tower Cloud, Inc.	9
Notes to financial statements

than the carrying value of the asset. When an impairment loss is identified, the carrying value of the asset is reduced to its fair value. Various factors, including future sales growth and profit margins, are included in this analysis. To the extent these future projections or the Company’s strategies change, the conclusion regarding impairment may differ from the Company’s current estimates. No impairment loss was recorded for the six months ended June 30, 2016. In the six months ended June 30, 2015, the Company incurred a net impairment loss of $1,306,902 primarily related to engineering and labor costs incurred on a construction project that was abandoned.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective. In July 2015, the FASB deferred the effective date to annual reporting periods and interim reporting periods within annual reporting periods beginning after December 15, 2018. Early adoption is permitted as of the original effective date or annual reporting periods and interim reporting periods within annual reporting periods beginning after December 15, 2016. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs related to a recognized debt liability to be presented on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. Prior to the issuance of ASU 2015-03, debt issuance costs were required to be presented as deferred charge assets, separate from the related debt liability. ASU 2015-03 does not change the recognition and measurement requirements for debt issuance costs. The standard is effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, it is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption is permitted. The Company has not yet adopted ASU 2015-03.

In September 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which requires an entity to present deferred tax liabilities and assets as noncurrent. The ASU will replace the current classification and presentation requirements for deferred tax assets and liabilities. The standard is effective for financial statements issued for annual periods beginning after December 15, 2016. Early adoption is permitted as of the original effective date or annual reporting periods and interim reporting periods within annual reporting periods beginning after December 15, 2016. The Company has not yet adopted ASU 2015-17 and it is not expected to have a material effect on the Company’s financial statements.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases. The new guidance supersedes existing guidance on accounting for leases in Topic 840 and is intended to increase the transparency and comparability of accounting for lease transactions. ASU 2016-02 requires most leases to be recognized on the balance sheet. Lessees will need to recognize a right-of-use asset and a lease liability for virtually all leases. The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Lessor accounting remains similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard (ASU 2014-09). The ASU will require both quantitative and qualitative disclosures regarding key information about leasing arrangements. The standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The new standard must be adopted using a modified retrospective transition, and provides for certain practical expedients. Transition will require application of the new guidance at the beginning of the earliest comparative period presented. The Company

Tower Cloud, Inc.	10
Notes to financial statements

has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which is intended to improve the accounting for share-based payment transactions as part of the FASB’s simplification initiative. The ASU changes the following aspects of the accounting for share-based payment award transactions: (1) accounting for income taxes; (2) classification of excess tax benefits on the statement of cash flows;

(3) forfeitures; (4) minimum statutory tax withholding requirements, (5) classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax-withholding purposes, (6) a practical expedient to estimate the expected term for all awards with performance or service conditions that meet certain criterion; and

(7) a one-time election to switch from measuring all liability-classified awards at fair value to intrinsic value. The amendments are effective for public business entities for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any entity in any interim or annual period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. An entity that elects early adoption must adopt all of the amendments in the same period. The Company has not yet adopted ASU 2016-09.

Note 3 - Fair Value of Financial Instruments

GAAP defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements and disclosures for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as interest and foreign exchange rates, transfer restrictions, and risk of non-performance.

Fair Value Hierarchy

The Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) 820, Fair Value Measurement and Disclosures provides a framework for measuring fair value. It requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The fair value measurement of each class of assets and liabilities is dependent upon its categorization within the fair value hierarchy, based upon the lowest level of input that is significant to the fair value measurement of each class of asset and liability. GAAP establishes three levels of inputs that may be used to measure fair value:

Level 1— Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2— Unadjusted quoted prices for similar assets or liabilities in active markets, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability.

Level 3— Unobservable inputs for the asset or liability.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The methods used may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Tower Cloud, Inc.	11
Notes to financial statements

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and debt. Based on management’s estimates, the carrying value of these instruments approximates fair value due either to the length of maturity or existence of interest rates that approximate prevailing market rates.

Warrants

As of June 30, 2016 and December 31, 2015, the Company had outstanding 2,778,902 warrants exercisable for shares of Series A Preferred Stock and 392,073 warrants exercisable for shares of Series B Preferred Stock. The fair value of the warrants was approximately $861,000 at June 30, 2016 and $488,000 at December 31, 2015. The changes in fair value each reporting period are recorded as debt issuance costs and amortized to interest expense over the term of the associated long-term debt. The fair value at June 30, 2016 was determined based upon the expected consideration due pursuant to the terms of the pending transaction with Communications Sales & Leasing discussed in Note 1. The probability weighting of the expected consideration due in the pending transaction was utilized in the valuation which would be considered a Level 3 input. The fair value at December 31, 2015 was based upon the Black-Scholes valuation model.

Restricted Stock

The fair valuation determination used for the restricted stock on June 30, 2016 was mark to market and based upon the expected consideration due pursuant to the terms of the pending transaction with Communications Sales & Leasing discussed in Note 1. The probability weighting of the expected consideration due in the pending transaction was utilized in the valuation which would be considered a Level 3 input. The fair value determination used for the restricted stock on December 31, 2015 was based upon the most recent issue price of the Company’s stock, which would  be  considered  a Level  3,  unobservable input.   The fair  value of the restricted  stock  was approximately

$1,376,640 and $748,160 at June 30, 2016 and December 31, 2015, respectively.

Note 4 – Intangible Assets

Purchased intangible assets consists of the following:

	June 30, 2016			December 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
FCC License	$376,285	$(151,762)	$224,523	$376,285	$(133,049)	$243,236

There was no activity related to purchased intangible assets during the six months ended June 30, 2016. The weighted average remaining amortization period is 72 months. The amortization expense for the three months ended and six months ended June 30, 2016 was $9,357 and $18,713, respectively.

Total future amortization expense for purchased intangibles, based on their current estimated useful lives as of June 30, 2016, is estimated as follows:

Years Ending December 31:
Remaining of 2016	$18,814
2017	36,955
2018	36,276
2019	36,201
2020	34,876
Thereafter	61,401
Total future amortization expense	$224,523

Tower Cloud, Inc.	12
Notes to financial statements

Note 5 – Letters of Credit and Long-Term Debt

Letters of Credit

The Company had an unused standby letter of credit in the amount of $1,435,000 as of June 30, 2016 drawn on a financial institution in favor of an insurance company that provides construction performance bonds for the Company. As of June 30, 2016, there were no amounts drawn on this letter of credit. The unused standby letter of credit as of June 30, 2016 expires in June 2017 but is automatically extended for successive one-year periods.

Long-Term Debt

The Company drew advances of $7,500,000 under the Revolving Loan Agreement for the three and six months ended June 30, 2016.  The Company recorded interest expense on long-term debt in the amounts of $858,651 and

$1,696,216, for the three and six months ended June 30, 2016, respectively, of which $277,993 and $470,892, respectively, were capitalized to construction projects.

Note 6 – Fiber Sale and Capital Leaseback

The Company entered an agreement with a large fiber provider on June 30, 2016 to sell dark fiber cable, with a net book value of $2,003,419, and lease back a portion of that fiber. The assets were recorded at their fair market values based upon similar transactions. Using the fair market values of assets, along with the cash consideration transferred of $2,428,660, the gain was computed to be $4,515,169. The amount of gain in excess of the amount of assets received through capital lease would be recognized as current income. Because the fair value of the fiber capital lease was determined to be $4,521,000, no gain was recognized for the three month period ending June 30, 2016 and the gain was recorded as a deferred gain. This deferred gain will be amortized to income on a straight-line basis over the 20 year initial lease term.

Note 7 – Commitments and Contingencies

Purchase Commitments

At June 30, 2016, the Company had outstanding commitments in the amount of approximately $3.6 million to purchase construction materials and $19.3 million for the related services in conjunction with network deployments in Georgia and Florida. The projects under construction are expected to be placed in service within 9 months. The commitments will be covered by additional debt financing.

Legal Matters

The Company may from time to time become involved in litigation arising in the ordinary course of business. As of June 30, 2016, there are no such items that management believes will have a material adverse effect on the Company’s financial position or results of operations.

Note 8 – Related Party Transactions

Knology, Inc. / WideOpenWest, LLC.

The Company has entered into agreements with Knology, Inc. and its parent company, WideOpenWest, LLC, for the construction and lease of dark fiber routes in Georgia and Alabama. Knology, Inc. is a holder of the Company’s Preferred Stock and a designee of Knology, Inc. sits on the Company’s Board of Directors. For the three months and six months June 30, 2016, the Company paid Knology, Inc./WideOpenWest, LLC $200,506 and $501,098, respectively, in connection with the construction and lease of dark fiber. In addition the Company made payments of $974,670 for the three months ending June 30, 2016, related to the purchase of fiber with the details of the arrangements listed below. Furthermore, the Company received $10,281 and $12,381 from Knology, Inc./WideOpenWest, LLC related to a dark fiber lease for the three months and six months ending June 30, 2016, respectively.

Tower Cloud, Inc.	13
Notes to financial statements

On February 8, 2016, The Company signed a bill of sale document with Knology, Inc./WideOpenWest, LLC totaling $100,000 to purchase fiber in Augusta, GA. Within the three month period ending June 30, 2016, the fiber was delivered and accepted and payment was made.

On March 30, 2016, The Company signed a lease conversion agreement and bill of sale document with Knology, Inc./WideOpenWest, LLC totaling $874,670 which was closed within the three month period ending June 30, 2016. The agreement provided for the purchase of 222.848 fiber miles in Georgia and Alabama which had previously been leased from WideOpenWest, LLC.

On March 31, 2016, The Company signed a bill of sale document with Knology, Inc./WideOpenWest, LLC totaling

$500,000 to purchase 12.9 miles of fiber laterals in the Augusta area from WideOpenWest, LLC. As of June 30, 2016, the fiber laterals have been made available for testing and the Company is awaiting final deliverables before the transaction is closed.

The Company also has long-term commitments to Knology, Inc./WideOpenWest, LLC for operating lease payments in connection with the remaining dark fiber routes in the amount of $1.0 million.

PT Holding Company, LLC / PT Attachment

Certain holders of the Company’s Preferred Stock are also holders of equity interests in PT Holding Company,

L.L.C. (“PT Holding”), the parent of PT Attachment Solutions, L.L.C. (“PT Attachment”), a wireless infrastructure construction and leasing company. The Company paid PT Attachment $8,250 for the three and six months ending June 30, 2016 for site lease expenses. The amounts paid to PT Attachment for site lease expenses were charged to cost of service revenues. Additionally, PT Attachment sub-leases office space from the Company, and for the three months and six months ended June 30, 2016, paid the Company $12,096 and $34,130, respectively, for rent and other expenses. The amounts paid for rent and other expenses were offset against the Company’s general and administrative expenses.

Note 9 – Subsequent Events

The Company has evaluated events occurring after the balance sheet date through August 11, 2016, the date on which the financial statements were available to be issued. The Company is not aware of any additional subsequent events that would require recognition or disclosure in the financial statements.